Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147456

Up to 2,000,000 Shares of Common Stock

GRAND RIVER COMMERCE, INC.

FIRST SUPPLEMENT DATED SEPTEMBER 30, 2008
TO PROSPECTUS DATED MAY 9, 2008

The expiration date of the offering has been extended to December 31, 2008. We currently anticipate opening Grand River Bank for business in the first quarter of 2009.